UNITED HERITAGE CORPORATION

1610 WEST WALL STREET, MIDLAND, SUITE A TEXAS 79701
TEL: (432) 687 1131

January 15, 2008

VIA FACSIMILE AND ELECTRONIC MAIL

Mr. Walter G. Mize
2 North Caddo Street
Cleburne, Texas 76033

Re: Conditional Release of Put Option Liability

Dear Mr. Mize:

This letter will confirm your agreement with United Heritage Corporation (referred to in this letter as "we", "us", "our" or "the company") as it relates to the relinquishment of a "put" feature included in an option agreement issued to you. Pursuant to this option agreement you have the right, between April 1, 2008 and April 10, 2008, to require the company to purchase the option for the difference between $4.00 per share and the original exercise price, $1.50. As of the date of this letter, you agree that the value associated with this right totals $833,335 based on your right to purchase 333,334 shares of our common stock at an exercise price of $1.50 per share.

The company received a letter from the Nasdaq Listing Qualifications Staff dated July 19, 2007 indicating that stockholders' equity did not comply with Marketplace Rule 4310(c)(3). On August 1, 2007 you wrote to Ms. Rachel Scherr, Lead Analyst in the Nasdaq Listing Qualifications division, indicating that you would cancel or forfeit any or all of the put right to keep the company in compliance with Marketplace Rule 4310(c)(3). The company failed to show that it was in compliance with Marketplace Rule 4310(c)(3) on September 30, 2007, and received a letter from the Nasdaq Listing Qualifications Staff stating that its common stock would be delisted. The company appealed this ruling to the Nasdaq Listing Qualifications Panel and the hearing is scheduled for January 17, 2008.

By countersigning this letter below you agree that, if the Nasdaq Listing Qualifications Panel reverses the decision of the Nasdaq Listing Qualifications Staff and allows the company's common stock to continue to be listed on The Nasdaq Capital Market, your put right will be automatically converted into units of the company's securities. Each unit will consist of one share of our common stock and a warrant to purchase one-half share of our common stock. The price for each unit will be $0.75. The exercise price of the warrant will be $1.50 and the term will be three years. Upon receiving written confirmation from the Nasdaq Listing Qualifications Staff or Panel that it will continue to permit the company's common stock to be listed on The Nasdaq Capital Market, the company will issue to you units consisting of 1,111,113 shares of common stock and warrants to purchase a total of 555,556 shares of common stock, in full and final satisfaction of your put right, which is valued at $833,335.

The company agrees that, if the Nasdaq Listing Qualifications Panel affirms the decision of the Nasdaq Listing Qualifications Staff to de-list the company's common stock due to the

company's failure to comply with Marketplace Rule 4310(c)(3), you will have no obligation to convert the put right into units, although you may do so for a period of 90 days following the date we notify you of that decision.

You agree that we may provide a fully executed copy of this letter to the Nasdaq Listing Qualifications Panel at the hearing and that the company will file a Current Report on Form 8-K disclosing the terms of the letter.

You agree that this letter sets forth the entire agreement between you and us regarding the subject matter of the letter. You agree that there are no other agreements between us, written or oral that relate to the subject matter of this letter.

If you agree that the terms of this letter correctly reflect our agreement regarding this matter, please countersign this letter at the space below and deliver one copy of it, by facsimile, to Mary Ann Sapone, Esq. at (310) 208-1154.

Thank you for your cooperation in this matter.

Very truly yours,

UNITED HERITAGE CORPORATION

By: ______________________
Joseph F. Langston Jr., President

January 15, 2008

I have read the letter above and agree that it correctly states the terms of my agreement with United Heritage Corporation relating to the subject matter of the letter.

____
WALTER G. MIZE